Exhibit 10.1
DUQUESNE LIGHT HOLDINGS, INC.
DEFERRED COMPENSATION PLAN FOR DIRECTORS
1. Purpose
The purpose of the Duquesne Light Holdings, Inc., and Affiliated Companies Deferred Compensation Plan for Directors (the “Plan”) is to permit each non-employee member of the Board of Directors of Duquesne Light Holdings, Inc., (“the Company.”) and any company affiliated with Duquesne Light Holdings, Inc. which adopts the Plan (along with Duquesne Light Holdings, Inc., collectively referred to as the “Companies” or individually as a “Company”) to defer receipt of the compensation to be earned for services as a director of a Company.
2. Eligibility
All directors of the Companies who are not also serving as salaried employees of any Company and who have not attained age seventy-two (72) are eligible to participate in the Plan.
3. Deferral of Compensation
     (a) Each eligible director (the “Participant”) may elect to participate in the Plan by designating a percentage of the monthly director fee and meeting fees to be earned thereafter for services as a director or as a member of a committee of the Board of Directors to be deferred under the Plan and paid in cash together with interest equivalents as hereafter provided.
     (b) An election to defer shall be made in writing and filed with the Secretary of Duquesne Light Holdings, Inc. A new director may make such election within 30 days of the later of (i) the date of such director’s election to the Board or (ii) March 28, 2002, with respect to compensation attributable to services performed after the election. Thereafter, an election shall become effective as of the first day of January following the date of filing of the election and shall remain in effect for the future calendar year and for every year thereafter, until revoked in writing or superseded by a new election; provided, however, that any such revocation or new election shall be effective only with respect to calendar years after the year in which such revocation or new election is filed with the Secretary of Duquesne Light Holdings, Inc. and shall not affect any amounts previously deferred under the Plan. A new election to defer may be made subsequent to a revocation of a prior election to defer.

     (c) Amounts deferred shall be credited on the books of the appropriate Company in the name of the Participant on the same date that such amounts otherwise would have been payable and shall be payable only from the general funds of the appropriate Company. No assets of any Company shall be segregated or earmarked in respect to any amounts deferred under the Plan, and all such amounts shall constitute unsecured contractual obligations of the appropriate Company.
     (d) Interest equivalents in respect of unpaid deferred amounts shall be paid at a rate determined as of the last business day of each calendar quarter (the “Computation Date”) to be applied to the average daily account balances during the next succeeding calendar quarter. Such interest equivalents shall be credited to the accounts referred to in subparagraph 3(c) above at a quarterly rate equal to one-fourth of the prime commercial loan rate of Morgan Guaranty Trust Company effective on the Computation Date. Solely for the purpose of computing interest equivalents, such quarterly credits shall not be included in the average daily account balances until the beginning of the calendar year next succeeding the calendar year for which the respective quarterly credits were computed, and then they shall be included only if and to the extent that payment had not been made with respect to such credits.
4. Payment of Deferred Amounts
     (a) At the time a Participant makes an initial or subsequent election to defer payment of compensation pursuant to subparagraph 3(b) above, the Participant also shall elect to have the amount deferred paid in from one (1) to ten (10) annual installments commencing in the year designated by the Participant, the first payment to be made on January 15th of the year designated by the Participant, with the remaining installments continuing to be payable on January 15th of each year thereafter; provided, however, that payment of deferred amounts shall commence no later than thirty (30) days after the death of the Participant (or as soon as practicable thereafter) and no later than January 15th of the first calendar year subsequent to attainment of age seventy-two (72) (or subsequent to such other age as may supersede the age referred to in Section 403(f)(1)(B) of Title 42 United States Code) in which the Participant shall not be serving as a director of any Company.
     (b) The amount of each annual installment to a Participant shall be determined by dividing the balance remaining in the Participant’s account by the number of installments remaining to be paid.
     (c) Notwithstanding the payment provisions contained in subparagraph 4(a), the Corporate Governance Committee of the Board of Directors of Duquesne Light Holdings, Inc. (the “Corporate Governance Committee”)

shall have the sole discretion to approve a payment to the Participant (or beneficiary in the case of a Participant’s death) of all or a portion of the Participant’s benefit prior to the time such benefit would otherwise be payable. The Corporate Governance Committee shall exercise this discretion only as provided below:
          (i) The Corporate Governance Committee may, upon a Participant’s written request, approve the payment of all or a portion of the Participant’s (or beneficiary’s) benefit to the Participant (or beneficiary) if the Corporate Governance Committee determines that the Participant (or beneficiary) has incurred an unforeseeable emergency. For this purpose, an unforeseeable emergency is a severe financial hardship resulting from an illness or accident of the Participant (or beneficiary), or the Participant’s (or beneficiary’s) spouse or dependent (as defined in Section 152(a)), loss of the Participant’s (or beneficiary’s) property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant (or beneficiary). Without limiting the generality of the foregoing, the following may constitute Unforeseeable Emergencies: (i) the imminent foreclosure of or eviction from the Participant’s or beneficiary’s primary residence, (ii) the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication, and (iii) the need to pay for the funeral expenses of a spouse or a dependent (as defined in Section 152(a) of the Code). Except as otherwise provided herein, the purchase of a home and the payment of college tuition are not unforeseeable emergencies. The amount distributed with respect to an emergency may in no event exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship.)
          (ii) The Corporate Governance Committee shall notify a Participant or beneficiary in writing within 60 days after receiving a request for an unforeseeable emergency distribution as to whether the Corporate Governance Committee has approved such distribution.
          (iii) For purposes of this subparagraph 4(c), a determination of the Corporate Governance Committee with respect to the payment of benefits hereunder shall be made by a majority of the members of the Corporate Governance Committee excluding for this purpose a member of such committee whose request is being considered.
     (d) Payment Delays.
          (i) Any payment or distribution that becomes due or payable under the terms of the Plan will be delayed in the following circumstances:
               (A) Duquesne Light Holdings, Inc. reasonably anticipates that the making of the payment will violate a term of a loan agreement or other similar contract to which Duquesne Light Holdings, Inc. is a party and such violation will cause material harm to Duquesne Light Holdings, Inc. (provided, that Duquesne Light Holdings, Inc. entered into such loan agreement (including such covenant) or similar contract for legitimate business reasons and not to avoid the restrictions or requirements of Section 409A of the Code);
               (B) Duquesne Light Holdings, Inc. reasonably anticipates that the making of the payment will violate Federal securities laws or other applicable law (provided, that the making of a payment that causes inclusion in gross income or the application of any penalty or other provision of the Code is not treated as a violation of applicable law for purposes of this subsection); and
               (C) upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.
          (ii) Any payment or distribution that is delayed pursuant to this Section must be paid at the earliest date upon which Duquesne Light Holdings, Inc. reasonably determines:
               (A) With respect to any payment delayed under subsection (A), that the payment will not cause a violation of the loan agreement or similar contract, or such violation will not cause material harm to Duquesne Light Holdings, Inc.; and
               (B) With respect to any payment delayed under subsection (B), that the payment will not cause a violation of Federal securities laws or other applicable law.

5. General Provisions
     (a) The Board of Directors of Duquesne Light Holdings, Inc. may modify or amend the Plan, in whole or in part, from time to time, or, in accordance with Section 5(b) below, terminate the Plan at any time, without the consent of any Participant, beneficiary of any Participant or any other Company; provided, however, that no such modification, amendment or termination shall permit the acceleration of payment of any installment of deferred amounts except as provided in subparagraph 4(c) above and that any modification, amendment or termination shall be of general application to all Participants and beneficiaries and shall not, without the consent of the Participant or, in the event of his or her death, the Participant’s beneficiary adversely affect (i) any amount theretofore deferred or credited to the Participant’s account or (ii) the right of the Participant to receive all amounts theretofore credited to the Participant’s account, including interest equivalents computed to the date of such modification, amendment or termination, at the time or times theretofore elected by the Participant. The Plan shall remain in effect until terminated pursuant to this paragraph.
     (b) The Company may, in its discretion, terminate the Plan under one of the following circumstances:
          (i) At any time, provided that all nonqualified deferred compensation arrangements sponsored by Duquesne Light Holdings, Inc. and any company required to be aggregated with Duquesne Light Holdings, Inc. under Section 414(b) and (c) of the Internal Revenue Code of 1986, as amended (the “Code”), that are treated, together with the Plan, as one arrangement under Section 409A of the Code, are terminated, provided that (i) no payments other than payments that would be payable under the terms of the Plan and such other arrangements if the termination had not occurred are made within 12 months of the termination of the Plan and such other arrangements, (ii) all such payments are made within 24 months of the termination of the Plan and such other arrangements, and (iii) neither Duquesne Light Holdings, Inc. nor any company required to be aggregated with Duquesne Light Holdings, Inc. under Section 414(b) or (c) of the Code adopts a new arrangement that would, with the Plan or any such other terminated arrangement, be treated as a single arrangement under Section 409A of the Code, at any time within five years following the date of termination of the Plan and such other arrangements.
          (ii) At any time during the period beginning 30 days preceding and ending 12 months following a change in control event (as that term is defined in Proposed Treasury Regulation Section 1.409A-2(g)(4)(i) (or any successor regulation)), provided that (i) all substantially similar arrangements sponsored by Duquesne Light Holdings, Inc. and any company required to be aggregated with Duquesne Light Holdings, Inc. under Sections 414(b) or (c) of the Code are terminated and (ii) all Participants under the Plan and such other arrangements are required to receive all amounts of compensation deferred under the Plan and such other arrangements within 12 months of the date of termination of the Plan and such other arrangements.
          (iii) At any time within 12 months of a dissolution of Duquesne Light Holdings, Inc. taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A), provided that the amounts deferred under the Plan are included in Participants’ gross incomes in the latest of (i) the calendar year in which the termination occurs, or (ii) the first calendar year in which the payment is administratively practicable.
     (c) The place of administration of the Plan shall be conclusively deemed to be within the Commonwealth of Pennsylvania, and the validity, construction, interpretation and administration of the Plan, and of any determinations or decision made thereunder, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be governed by, and determined exclusively and solely in accordance with, the internal laws of the Commonwealth of Pennsylvania.
     (d) No rights under the Plan may be transferred or assigned except that a Participant may designate, in writing on a form approved by Duquesne Light Holdings, Inc., his or her spouse, a trustee or his or her personal representative as beneficiary to receive any unpaid amounts under the Plan after the death of the Participant. In the absence of any such designation or in the event that the designated person or entity shall not be in existence at the time a payment under the Plan comes due, the beneficiary of the Participant shall be the Participant’s personal representative.
     (e) The Plan is intended to comply with the requirements of Section 409A of the Code. Consistent with that intent, the Plan shall be interpreted in a manner consistent with Section 409A and in the event that any provision that is necessary for the Plan to comply with Section 409A is determined by the Administrator, in its sole discretion, to have been omitted, such omitted provision shall be deemed included herein and is hereby incorporated as part of the Plan.

     This amended and restated Plan is adopted and effective this 1st day of January, 2005.

ATTEST:	DUQUESNE LIGHT HOLDINGS, INC.:
/s/D.L. Rabuzzi [Corporate Seal]	By: /s/Morgan K. O’Brien President and Title: Chief Executive Officer
Adopted: June 30, 1981
Revised: May 31, 1988
Revised: September 25, 1990
Revised: September 29, 1992
Revised: March 28, 2002
Revised: January 1, 2005 (effective)